As filed with the Securities and Exchange Commission on August 15, 2013

Registration No. 333-174128

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AMERISTAR CASINOS, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	88-0304799
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

3773 Howard Hughes Parkway

Suite 490 South

Las Vegas, Nevada 89169

(702) 567-7000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John A. Godfrey

Executive Vice President and Secretary

Ameristar Casinos, Inc.

c/o Pinnacle Entertainment, Inc.

8918 Spanish Ridge Avenue

Las Vegas, Nevada 89148

(702) 541-7777

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David M. Lynn, Esq.

Morrison & Foerster LLP

2000 Pennsylvania Avenue, NW

Suite 6000

Washington, DC 20006-1888

(202) 887-1500

Approximate date of commencement of proposed sale to the public: Not applicable as this Post-Effective Amendment will deregister the registered but unsold securities under this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 431(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-3 (Reg. No. 333-174128) previously filed by Ameristar Casinos, Inc., a Nevada corporation (“Ameristar” or the “Registrant”), pertaining to the registration of 4,560,055 shares of Ameristar common stock, par value $0.01 per share, which was filed with the Securities and Exchange Commission on May 11, 2011 (as amended, the “Registration Statement”).

On December 20, 2012, Pinnacle Entertainment, Inc. (“Pinnacle”), PNK Holdings, Inc., a direct wholly-owned subsidiary of Pinnacle (“HoldCo”), PNK Development 32, Inc., an indirect wholly-owned subsidiary of Pinnacle (“Merger Sub”), and Ameristar, entered into an Agreement and Plan of Merger (as amended by that certain First Amendment, entered into on February 1, 2013 (the “First Amendment”) and that certain Second Amendment, entered into on March 14, 2013 (the “Second Amendment”, and as amended by the First Amendment and the Second Amendment, the “Merger Agreement”)), pursuant to which (i) Merger Sub would be merged with and into Ameristar, with Ameristar surviving as a wholly-owned, indirect subsidiary of Pinnacle, or (ii) alternately, at Pinnacle’s election, under certain circumstances and under an alternative merger structure, (x) HoldCo would be merged with and into Ameristar with Ameristar as the surviving corporation (the “Alternative Merger”), and (y) immediately thereafter, Ameristar would merge with and into Pinnacle with Pinnacle as the surviving corporation (the “Post-Effective Merger” and together with the Alternative Merger, the “Merger”). On August 13, 2013, Pinnacle, HoldCo, and Ameristar completed the Alternative Merger, and immediately thereafter completed the Post-Effective Merger. As a result, Ameristar was merged with and into Pinnacle and ceased to exist as a separate entity.

As a result of the Merger, the Registrant has terminated all offerings of securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. In accordance with an undertaking made by the Registrant to remove from registration, by means of a post-effective amendment, any securities registered under the Registration Statement that remain unsold at the termination of the offering, the Registrant hereby removes from registration all securities registered under the Registration Statement that remain unsold as of the effective time of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on this 13th day of August, 2013.

By:	/s/ Carlos A. Ruisanchez
Carlos A. Ruisanchez
President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

/s/ Carlos A. Ruisanchez
Carlos A. Ruisanchez	President and Chief Financial Officer (Principal Executive Officer and Principal Financial Officer)	August 13, 2013

/s/ John A. Godfrey
John A. Godfrey	Executive Vice President, Secretary and Director	August 13, 2013

/s/ Thomas LaPlaca
Thomas LaPlaca	Executive Vice President, Treasurer and Director	August 13, 2013